PRUDENTIAL INVESTMENT PORTFOLIOS 5

PGIM Jennison Diversified Growth Fund

Notice of Rule 12b-1 Fee Waiver

Class A Shares

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of August 1, 2022, by PRUDENTIAL

INVESTMENT MANAGEMENT SERVICES LLC (“PIMS”), the principal underwriter of PGIM Jennison Diversified Growth Fund (the Fund), a series of Prudential Investment Portfolios 5, an open-end management investment company (the “RIC”).

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares of the Fund (“Rule 12b-1 fees”); and

WHEREAS, PIMS understands and intends that the RIC will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of the Fund to 0.25% of the average daily net assets of the Fund’s Class A shares. This contractual waiver shall be effective from the date hereof until November 30, 2023.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By:	/s/ Scott E. Benjamin
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Name:	Scott E. Benjamin
Title:	Executive Vice President